Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

April 17, 2008	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the period ended March 31, 2008, of $217,048 or $0.05 per share, compared to $675,256 or $0.15 per share for the period ended March 31, 2007.

In commenting on the Company’s growth and earnings performance, Chairman Richard White said that first quarter earnings were significantly affected by one time merger related expenses, including the cost of the bank’s recent computer conversion and the termination of various contracts and service agreements that had been in place at LyndonBank. The two companies merged as of the close of business on December 31, 2007.

Included in the Company’s income statement for the first quarter were non recurring merger related expenses of approximately $450,000. “We believe that we have identified and addressed the bulk of our merger related expenses and now have them behind us,” said Company President and CEO Steve Marsh.

Total assets at the end of the quarter were $495,089,209 compared to $502,031,618 at year end and $338,751,827 at the end of the first quarter a year ago. The current numbers reflect the integration of all of LyndonBank’s assets and liabilities, adjusted to fair market value as of 12/31/2007. Of particular note is the loan portfolio of $358,762,442 (including loans held for sale), which not only reflects the loans of the combined banks as of December 31, but also includes loans that have been made in the first quarter of over $25.7 million (net of an additional $7 million in loans made in the first quarter and sold into the secondary market).

“This relatively strong loan activity may be an indication that Vermont will not be as hard hit by the predicted recession as other parts of the country,” said Chairman White. “Certainly Vermont didn’t see the excesses in real estate lending that occurred elsewhere, and the state has relatively little exposure to subprime mortgage lending. While the rate of foreclosures is up in Vermont, it is instructive to note that the majority of these foreclosures have been initiated by out of state entities and not the local banks in Vermont,” White said

The Board of Directors has declared a cash dividend of $0.17 per share, payable May 1, 2008 to shareholders of record as of April 15th.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.